News Release

PartnerRe Centralizes its Global Reinsurance Structure in Ireland

Pembroke, Bermuda, August 22, 2007 – PartnerRe Ltd. (NYSE:PRE) today announced that Partner Reinsurance Europe Limited, a wholly-owned subsidiary of PartnerRe Ltd., based in Dublin, will, from January 1, 2008, be the principal reinsurance carrier for PartnerRe’s business underwritten in France, Ireland, Switzerland and Canada.

Under the new European Union Reinsurance Directive, Partner Reinsurance Europe will be able to operate in all EU member states under a single regulatory framework. PartnerRe’s clients will continue to benefit from the company’s financial strength, underwriting capabilities, and business unit structure.

Partner Reinsurance Europe Limited, to be capitalized in excess of $1 billion, has received provisional ratings that are in line with those of the rest of PartnerRe’s operating subsidiaries: A+ from A.M. Best and AA- from Standard & Poor’s.

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PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2006, total revenues were $4.2 billion. At June 30, 2007, total assets were $15.7 billion, total capital was $4.8 billion and total shareholders’ equity was $3.9 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:

PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Relations

Citigate Sard Verbinnen

(212) 687-8080

Drew Brown/Jane Simmons

PartnerRe Ltd. Wellesley House, 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com